CHARLESTON INDUSTRIAL LIMITED

BALANCE SHEET

OCTOBER 31, 2007

CHARLESTON INDUSTRIAL LIMITED

CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

BALANCE SHEET	2

NOTES TO BALANCE SHEET	3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Charleston Industrial Limited

We have audited the accompanying balance sheet of Charleston Industrial Limited (“the Company”) as of October 31, 2007. The Company’s management is responsible for this financial statement. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimated made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of October 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ MORISON COGEN LLP
Bala Cynwyd, Pennsylvania

May 19, 2008

CHARLESTON INDUSTRIAL LIMITED
BALANCE SHEET
OCTOBER 31, 2007

ASSETS

CURRENT ASSETS
Cash	$1,281

TOTAL ASSETS	$1,281

STOCKHOLDERS' EQUITY

COMMON STOCK - $1.00 par value; 50,000 shares authorized, 50,000 shares issued and outstanding	$50,000

STOCK SUBSCRIPTION RECEIVABLE	(48,719)

TOTAL STOCKHOLDERS' EQUITY	$1,281

The accompanying notes are an integral part of this balance sheet.

CHARLESTON INDUSTRIAL LIMITED
NOTES TO BALANCE SHEET
OCTOBER 31, 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business
Charleston Industrial Limited (“Charleston” or the “Company”) is a limited liability company organized under the laws of British Virgin Islands on October 31, 2007 in anticipation of a business combination with a U.S. reporting company. Charleston issued 50,000 shares of common stock at $1 per share on the incorporation date, receiving cash of $1,281 and a subscription receivable of $48,719.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates based on management’s knowledge and experience. Accordingly, actual results could differ from those estimates.

NOTE 2 – SUBSEQUENT EVENT

On January 15, 2008, Charleston Industrial Limited acquired Tianjin Yayi Industrial Co., Limited (“Tianjin Yayi”) and its wholly-owned subsidiary, Weinan Milkgoat Production Co., Limited (“Weinan Milkgoat”). Under the terms of the merger agreement, all stockholders of Tianjin Yayi will receive a dividend from Charleston in the amount of $4,235,052 (RMB 30,500,000) for all of the shares of Tianjin Yayi. Since the ownership of Charleston and Tianjin Yayi are substantially the same, the merger was accounted for as a transaction between entities under common control, whereby Charleston recognized the assets and liabilities of the Tianjin Yayi transferred at their carrying amounts.